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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 4, 2002

VIA NET.WORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-29391	84-1412512
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12100 Sunset Hills Road, Suite 110
Reston, Virginia 20190
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (703) 464-0300

VIA NET.WORKS, INC.

Item 5. Other Events.

        On September 6, 2002, VIA NET.WORKS, Inc. announced the sale of 100% of the outstanding capital stock of its subsidiary, VIA NET.WORKS México S.A. de C.V. to a group of buyers led by the current management of VIA NET.WORKS México. The press release announcing the sale is attached to this Form 8-K as Exhibit 99. The sale of this operation follows VIA's sale of its operations in Austria, Argentina, Brazil and Ireland, the closure of VIA's Belgium office and is a part of VIA's overall turnaround plan. With this sale, VIA has completed the planned divestiture of its Latin American operations and will now focus on its eight European operations and one US operation.

        The buyer group for this sale was selected on the basis of a multiple party bidding process conducted by VIA. The purchase price paid by the buyers for the shares of the Mexican operation was USD $100.00. As a part of the sale transaction, VIA NET.WORKS, Inc. assumed no past or ongoing liabilities relating to the subsidiary and made no warranties with respect to the condition of the business or its books and records. The parties also entered into a separate transition arrangement under which VIA granted VIA NET.WORKS México the right to use for a period of six to nine months the VIA NET.WORKS trading name and certain other VIA NET.WORKS branding and intellectual property and provided VIA NET.WORKS México the right to continue to use certain systems and to rely on certain vendor relationships for periods of time that ranged from twenty to sixty days.

        As a part of the sale transaction, the parties also entered into a convertible credit agreement under which VIA NET.WORKS, Inc. agreed to loan VIA NET.WORKS México a sum of USD $2,230,000 through three cash draws to be made on or about the closing date of September 4, 2002, September 30, 2002 and October 30, 2002. Under the convertible credit agreement, all outstanding loan amounts together with accrued interest become due and payable on September 4, 2004. This agreement provides that upon a change of control of VIA NET.WORKS México (which is defined to include a change of greater than 33% of the current equity holding of the company), VIA NET.WORKS, Inc. will either convert the outstanding loan amounts into a 19% equity interest of VIA NET.WORKS México or accept a cash payment of USD $600,000 as payment in full. If VIA accepts conversion of the loan amounts into equity, VIA will be protected from equity dilution but only with respect to any initial capital increase that causes a change of control event.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

  Description.

  (c)
  Exhibit.

  99
  Press Release dated September 6, 2002, announcing VIA NET.WORKS' sale of its Mexican operation and its focus on Europe as its core operating region.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2002	VIA NET.WORKS, Inc.
	By:	/s/ MATT S. NYDELL Matt S. Nydell Senior Vice President, General Counsel and Secretary

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VIA NET.WORKS, INC.
  Item 5. Other Events.
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES